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                                                                     EXHIBIT 5.2





                         [LATHAM & WATKINS LETTERHEAD]



                                 March 29, 2002

                                                            FILE NO. 022I22-00II

Assisted Living Concepts, Inc.
11835 NE Glenn Widing Drive, Building E
Portland, OR  97220-6233

                  Re: 10% Senior Secured Notes Due 2009; Junior Secured Notes Due 2012

Ladies and Gentlemen:

                  In connection with the registration of $21,018,190 aggregate principal amount of 10% Senior Secured Notes Due 2009 (the "Senior Notes"), $10,076,190 aggregate principal amount of Junior Secured Notes Due 2012 (the "Junior Notes" and together with the Senior Notes, the "Notes") by Assisted Living Concepts, Inc. a Nevada corporation (the "Company'), and the guarantees of the Notes (the "Guarantees") by each of Carriage House Assisted Living, Inc., a Delaware corporation ("Carriage House"), Home and Community Care, Inc., a Nevada corporation ("HCI"), and ALC Indiana, Inc., a Nevada corporation ("ALC", and together with Carriage House and HCI, the "Guarantors"), under the Securities Act of 1933, as amended (the "Act"), on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on March 29, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

                  In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and issuance of the Notes and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                  We are opining herein as to the effect on the subject transaction only of the internal laws of the State New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning the laws of the State of Nevada are addressed in the opinion of Schreck Brignone Godfrey, separately provided to you, and we express no opinion as to those matters.
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LATHAM & WATKINS

     Assisted Living Concepts, Inc.
     March 29, 2002
     Page 2

                  Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

                  Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

         (1) The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         (2) The Guarantee by Carriage House is duly authorized by Carriage House, and each of the Guarantees constitutes the valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

                  The opinions rendered in paragraphs 1 and 2 relating to the enforceability of the Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

                  In addition, we express no opinion with respect to whether acceleration of the Securities may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.

                  To the extent that the obligations of the Company and the Guarantors under the Senior Note Indenture or the Junior Note Indenture (together, the "Indentures") may be dependent upon such matters, we assume for purposes of this opinion that: each of the Company, HCI, ALC (collectively, the "Nevada Corporations") and BNY Midwest Trust Company (the "Trustee") is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; the Notes and the Guarantees have been duly authorized and validly issued by each of the Nevada Corporations party thereto; the Trustee is duly qualified to engage in the activities contemplated by the Indentures; the Indentures have been duly authorized, executed and delivered by the Trustee and constitute the legally valid, binding and enforceable obligations of the Trustee enforceable against the Trustee in accordance with their terms; the Trustee is in compliance, generally and with respect to acting as a trustee under the Indentures, with all applicable laws and regulations; and the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indentures.

                  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."
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LATHAM & WATKINS

     Assisted Living Concepts, Inc.
     March 29, 2002
     Page 3

                                                          Very truly yours,


                                                          /s/ Latham & Watkins